UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 7, 2006

HOOKER FURNITURE CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-25349	54-0251350
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

440 East Commonwealth Boulevard, Martinsville, Virginia	24112	(276) 632-0459
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05. COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES AND

ITEM 2.06. MATERIAL IMPAIRMENTS

This current report on Form 8-K/A amends the Form 8-K filed by Hooker Furniture Corporation (“the Company”) on June 7, 2006.

On June 7, 2006, Hooker Furniture Corporation (“the Company”) announced that it planned to close the Company’s Roanoke, Va. plant by the end of August 2006. At that time, Hooker estimated that aggregate restructuring and related asset impairment charges would be $4.5 to $5.0 million pretax ($2.8 to $3.1 million after tax, or $0.23 to $0.26 per share) to write down certain assets at that facility and for severance benefits to be paid to terminated employees and other restructuring expenses.

On July 26, 2006, the Company entered into a definitive agreement for the sale of the Roanoke property and plant and substantially all of the facility’s machinery and equipment. As a result, the Company is revising its estimate of the restructuring and related asset impairment charges expected to be incurred in connection with the closing of that facility. Hooker now expects to record aggregate restructuring and related asset impairment charges of $3.1 to $3.4 million pretax ($1.9 to $2.1 million after tax, or $0.16 to $0.18 per share). Substantially all of these charges and expenses are expected to be recorded in the 2006 third quarter.

These charges are expected to result in future cash expenditures of approximately $2.0 million to $2.2 million for severance and related employee benefits costs and approximately $100,000 for other restructuring expenses. Non-cash asset impairment charges to write down the real and personal property located at the facility to its aggregate expected selling price, net of selling expenses, are expected to total approximately $1.0 to $1.1 million. Costs for realigning production, which will be recognized as incurred, are not expected to be significant.

Statements made in this report, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The estimates discussed in this report assume the consummation of the sale of the Roanoke facility on the terms agreed upon between the Company and the buyer. The sale is subject to customary closing conditions, including satisfactory completion of the buyer’s due diligence.

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOOKER FURNITURE CORPORATION

By:	/s/ R. Gary Armbrister
R. Gary Armbrister
Chief Accounting Officer

Date: August 1, 2006

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